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FORD REVIEWING STRATEGY FOR FINANCE UNITS

     Dearborn, Mich., October 12 -- Ford Motor Company will file a Current Report on Form 8-K with the Securities and Exchange Commission stating that the company is reviewing possible strategic actions with respect to its Financial Services Group.

     Such actions could include the partial or complete sale of USL Capital and the partial sale of The Associates, the non-automotive financing businesses in the Financial Services Group.

     "It is premature to determine whether any actions will occur or, if they do, when they would occur," said Ken Whipple, president, Ford Financial Services Group. "We are carefully considering what is best for Ford Motor Company and its shareholders."

     The non-automotive financing businesses of Ford's Financial Services Group consist principally of the domestic and international activities of The Associates, which specializes in consumer and commercial finance, and USL Capital, which specializes in commercial leasing and financing.